EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-46189 of The AES Corporation on Form S-3 of our report dated January 30, 1997, except for the penultimate paragraph of Note 6, as to which the date is March 13, 1997, the pre-penultimate paragraph of Note 6, as to which the date is August 8, 1997, the subsequent event paragraph of Note 7, as to which the date is July 15, 1997, and Note 13, as to which the date is October 27, 1997, appearing in the Company's Current Report on Form 8-K, dated November 6, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------
Washington, DC
March 25, 1998